EXHIBIT 99.1

CONTACTS:

Mike El-Hillow	Cathy Kawakami

Executive Vice President, Chief Financial Officer	Director of Investor Relations

Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.

970-407-6570	970-407-6732

mike.el-hillow@aei.com	cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE

ADVANCED ENERGY REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS

Fort Collins, Colorado (February 12, 2004)-Advanced Energy (Nasdaq: AEIS) today reported financial results for the fourth quarter and year ended December 31, 2003. Advanced Energy is a leading global provider of critical solutions used in the production of semiconductors, flat panel displays, data storage products and other advanced applications.

Fourth Quarter Review
For the 2003 fourth quarter, revenue was $74.7 million, up 30 percent from $57.4 million for the fourth quarter of 2002, and up 9 percent compared to $68.6 million for the third quarter of 2003. The company generated income from operations of $319,000 for the fourth quarter of 2003, compared to a loss from operations of $5.7 million for the third quarter of 2003.

The net loss for the fourth quarter of 2003 was $2.4 million, or $0.08 per share, compared to the net loss of $22.0 million, or $0.68 per share, for the fourth quarter of 2002 and a net loss of $27.4 million, or $0.85 per share, for the third quarter of 2003. The fourth quarter of 2002 includes pre-tax charges of $13.1 million relating to excess and obsolete inventory and warranty reserves, and other items. The third quarter 2003 net loss included a non-cash charge of $22.4 million related to a reduction in the carrying value of the Company’s net deferred tax assets.

-more-

ADVANCED ENERGY REPORTS FOURTH QUARTER AND YEAR END RESULTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 2

Full Year Review

For the full year 2003, revenue was $262.4 million, compared with $238.9 million for the full year 2002, a 10 percent increase. Net loss for the full year 2003 was $44.2 million, or $1.37 per share, compared with a net loss of $41.4 million, or $1.29 per share, for the full year 2002.

Doug Schatz, chairman and chief executive officer, said, “Industry fundamentals are improving, and we are experiencing strong demand in all product groups, primarily driven by our semiconductor and flat panel customers. Our sales to semiconductor original equipment manufacturers (OEMs) in the fourth quarter of 2003 increased 22 percent compared to the 2003 third quarter, and sales to flat panel display OEMs increased 38 percent from the prior quarter. Our ability to secure key designs in high-growth semiconductor segments such as 300mm etch and chemical vapor deposition (CVD) puts us in a strong position to benefit as the industry accelerates its transition to larger wafers, as well as to smaller line widths and advanced materials such as copper and low-k dielectrics.

“In this accelerating order environment, we continue to focus on improving internal efficiencies and cost control. The initial improvements have shown through in our fourth quarter performance, and we posted income from operations for the first time in ten quarters. Looking ahead, we expect to gain greater leverage from the changes we have made, such as our manufacturing operation in China and our transition to a world-class Asian supply base.

“Based on our strong market position and the continued order momentum, we anticipate first quarter revenue in the $95 to $100 million range and earnings per share in the range of $0.12 to $0.17,” said Mr. Schatz.

Fourth Quarter and Year-End Conference Call

Management will host a conference call today, Thursday, February 12, 2004 at 5:00 pm Eastern time to discuss the financial results. You may access this conference call by dialing 888-713-4717, or 706-679-7220 for international callers. For a replay of this teleconference, please call 706-645-9291, passcode 4682617. The replay will be available through Thursday, February 19, 2004.

There will also be a webcast available on the Advanced Energy Website, www.advanced-energy.com.

-more-

ADVANCED ENERGY REPORTS FOURTH QUARTER AND YEAR END RESULTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 3

About Advanced Energy

Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications.

Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, plasma and ion beam sources, and integrated process monitoring and control for original equipment manufacturers (OEMs) and end-users around the world.

Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.

Safe Harbor Statement

This press release contains certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, our ability to manage the operations of our new manufacturing facility in China, our customers’ acceptance of products manufactured at our Chinese manufacturing facility, the volatility and cyclicality of the semiconductor and semiconductor capital equipment industries, the timing of orders received from our customers, our ability to execute on the cost reduction initiatives currently underway, and other risks described in Advanced Energy’s Form 10-K, Forms 10-Q as well as other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained by contacting Advanced Energy’s investor relations at 970-407-6732. The company assumes no obligation to update the information in this press release.

###

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Sales	$74,731	$57,444	$262,402	$238,898
Cost of sales (2)	48,100	52,970	174,455	170,138

Gross profit	26,631	4,474	87,947	68,760
Operating expenses:
Research and development	12,750	12,975	51,647	48,995
Sales and marketing	7,095	9,739	31,015	34,940
General and administrative	4,250	7,556	18,324	25,110
Amortization of intangible assets	1,199	1,904	4,612	5,423
Litigation damages	—	—	—	5,313
Restructuring charges	1,018	5,840	4,306	9,060
Impairment of intangible assets	—	1,904	1,175	1,904

Total operating expenses	26,312	39,918	111,079	130,745
Income (loss) from operations	319	(35,444)	(23,132)	(61,985)
Other (expense) income, net (1)	(1,957)	1,663	(9,308)	(1,707)

Loss before income taxes	(1,638)	(33,781)	(32,440)	(63,692)
(Provision) benefit for income taxes (1)	(801)	11,824	(11,801)	22,293

Net loss	$(2,439)	$(21,957)	$(44,241)	$(41,399)

Basic and diluted net loss per share	$(0.08)	$(0.68)	$(1.37)	$(1.29)
Basic and diluted weighted-average common shares outstanding	32,433	32,111	32,271	32,026

(1) In the fourth quarter of 2002, Advanced Energy recorded again on the extinguishment of debt, net of related income taxes, as a result of the Company's previously announced repurchase of a portion of its convertible debt. The gain was previously reported as an extraordinary gain, net of related tax effects. In connection with the issuance of Statement of Financial Accounting Standards No. 145, the gain before any tax effect has been reclassified to other (expense) income. The loss before income taxes and income tax benefit were adjusted accordingly.

(2) In the fourth quarter of 2002, Advanced Energy recorded charges of $11.5 million as cost of sales for excess and obsolete inventory and warranty reserves.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$41,522	$70,188
Marketable securities	93,691	102,159
Accounts receivable	61,927	43,885
Income tax receivable	151	14,720
Inventories	65,703	57,306
Other current assets	5,486	6,828
Deferred income tax assets, net	--	17,510

Total current assets	268,480	312,596
Property and equipment, net	44,725	41,178
Deposits and other	5,630	5,181
Goodwill and intangibles, net	88,943	86,601
Deferred debt issuance costs	3,019	4,091
Demonstration and customer service equipment, net	3,934	6,086

Total assets	$414,731	$455,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$23,066	$16,055
Other current liabilities	28,216	31,064
Current portion of capital leases and senior borrowings	8,582	15,197
Accrued interest payable on convertible subordinated notes	2,460	2,338

Total current liabilities	62,324	64,654
Long-term Liabilities:
Capital leases and senior borrowings	6,168	10,665
Other long-term liabilities	2,015	694
Deferred income tax liability, net	4,672	8,663
Convertible subordinated notes payable	187,718	187,718

Total long-term liabilities	200,573	207,740
Total liabilities	262,897	272,394
Stockholders’ equity	151,834	183,339

Total liabilities and stockholders’ equity	$414,731	$455,733

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Twelve Months Ended December 31,
	2003	2002

NET CASH USED IN OPERATING ACTIVITIES	$(12,986)	$(15,305)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(8,590)	24,311
NET CASH USED IN FINANCING ACTIVITIES	(8,608)	(22,634)
EFFECT OF CURRENCY TRANSLATION ON CASH	1,518	1,861

DECREASE IN CASH AND CASH EQUIVALENTS	(28,666)	(11,767)
CASH AND EQUIVALENTS, beginning of period	70,188	81,955

CASH AND EQUIVALENTS, end of period	$41,522	$70,188